Exhibit 12.1

Statement of Computation of Ratio of Earnings to Fixed Charges (1)

						Nine Months
			For the Years Ended December 31,			Ended
	2003	2002	2001	2000	1999	September 30, 2004
Adjusted Earnings (2):
Earnings (losses) before minority interest and equity income (loss)	$(68,998)	$(67,876)	$(60,362)	$(81,531)	$(36,691)	$(44,621)
Fixed Charges	13,394	22,706	32,092	27,055	19,017	8,812

Adjusted earnings (losses)	$(55,604)	$(45,170)	$(28,270)	$(54,476)	$(17,674)	$(35,809)
Fixed Charges:
Interest expense	$12,173	$21,661	$30,930	$26,619	$18,612	$7,886
Assumed interest element included in rent expense (3)	1,221	1,045	1,162	436	405	926

Total Fixed Charges	$13,394	$22,706	$32,092	$27,055	$19,017	$8,812
Earnings available to cover fixed charges	$(55,604)	$(45,170)	$(28,270)	$(54,476)	$(17,674)	$(35,809)
Fixed Charges	13,394	22,706	32,092	27,055	19,017	8,812
Ratio (if greater than 1 to 1)
Deficit in dollars (if ratio less than 1 to 1)	$(68,998)	$(67,876)	$(60,362)	$(81,531)	$(36,691)	$(44,621)

(1)	CompuCom sold on October 1, 2004 and treated as discontinued operations as of September 30, 2004. The fixed charge coverage ratio assumes Compucom is excluded for all periods presented.

(2)	Adjusted Earnings includes earnings (losses) before income taxes, minority interest and equity (income) loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rent expense that we believe to be representative of interest.

(3)	Total rent expense for the year multiplied by twenty percent. This is the portion of rental expense we believe to be representative of interest.

Pro Forma Ratio of Earnings to Fixed Charges

Year Ended
December 31,
2003
Adjusted Earnings (2):
Earnings (losses) before minority interest and equity income (loss)	$(68,998)
Fixed Charges	10,091

Adjusted earnings (losses)	$(58,907)
Fixed Charges:
Interest expense	$8,870
Assumed interest element included in rent expense (3)	1,221

Total Fixed Charges	$10,091
Earnings available to cover fixed charges	$(58,907)
Fixed Charges	10,091
Ratio (if greater than 1 to 1)
Deficit in dollars (if ratio less than 1 to 1)	$(47,229)